Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

1. This Separation Agreement and General Release (“Agreement”) is between Paul C. Campbell (“Employee”) and eMagin Corporation (“Company”) to resolve any and all outstanding issues between the parties and to set forth all of the obligations between the parties.

2. Employee’s employment with the Company terminated effective September 14, 2015 (“Release Date”).  Employee acknowledges that he has been paid his regular rate of pay in equal biweekly installments, less applicable deductions through the Release Date.  Employee also acknowledges that he has been paid seventy thousand eight hundred sixty-five dollars and thirty-eight cents ($70,865.38), which represents fifty-five (55) days of Employee’s accrued, but unused, vacation, less applicable deductions, through the Release Date.

3. In exchange for Employee’s execution and non-revocation of this Agreement and in exchange for the other obligations that Employee owes to the Company under this Agreement, the Company agrees to pay to Employee the total amount of one hundred and three thousand seventy six dollars and ninety two cents ($103,076.92), less applicable deductions.  Such amount represents sixteen (16) weeks of Employee’s base salary, less applicable deductions.  The amount recited in this Section 3 will be paid to Employee in the same manner as Employee has been receiving his biweekly salary (that is, by direct deposit or check, as applicable) and as 8 equal payments on the Company’s regular payday beginning with the next payday after the end of the Revocation Period. In addition, the Company agrees to pay to Employee the additional compensation in the amount and on the date specified on Annex A to this Agreement.

4. Employee acknowledges that he has been advised that he may be able to continue his health benefits pursuant to COBRA and that Employee will receive additional information regarding COBRA under separate cover.

5. Employee agrees that he is not entitled to and will not seek any further consideration, including but not limited to, any wages, vacation pay, sick pay, disability pay, bonus, compensation, profit sharing contributions, restricted stock, stock options, other equity-related instruments, payment or benefit from Releasees (as defined in Section 6) other than that to which he is entitled pursuant to this Agreement.  The Company will not oppose Employee’s claim for unemployment insurance, except that the Company will respond truthfully to any requests from the Employment Security Department.

6. In consideration of the payments and benefits to Employee provided herein, Employee agrees to and hereby does release and discharge the Company, its parents, subsidiaries, affiliates and their successors or assigns, directors, officers, consultants, attorneys, representatives and employees (collectively “Releasees”) from any and all claims, causes of action, arbitrations and demands, whether known or unknown, which he has or ever has had, which are based on acts or omissions occurring up to and including the date this Agreement is fully executed, except as to the enforcement of this Agreement and any rights which cannot be waived as a matter of law.  In this release, Employee further releases the Company and its parents, subsidiaries and affiliated entities from any and all compensation owed to him, including vacation pay and any attorneys’ fees, damages and costs Employee could recover under any statute or common law theory.  Included within this release, without limiting its scope, are claims arising out of Employee’s employment or the termination of his employment based on Title VII of the Civil Rights Acts of 1964 as amended, the Civil Rights Act of 1870, the Americans with Disabilities Act of 1990 as amended, the Americans with Disabilities Act Amendments Act of 2008, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act of 1938 as amended by the Equal Pay Act of 1963, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act of 2008, the Lilly Ledbetter Fair Pay Act of 2009, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Wage Theft Prevention Act, the U.S. Patriot Act, the Sarbanes-Oxley Act of 2002, the Dodd–Frank Wall Street Reform and Consumer Protection Act, and any other federal, state or local civil rights, disability, discrimination, retaliation or labor law, or any theory of contract, criminal, arbitral or tort law.

7. Rights Not Waived. Regardless of any term stated in any other section of this agreement:

a.            This agreement does not waive employee’s rights, if any, to receive ERISA-covered benefits (e.g., pension or medical benefits) that are vested pursuant to a formally-adopted and properly-authorized written benefit plan.

b.            This agreement does not waive unemployment compensation benefits, workers’ compensation benefits or any other rights that may not lawfully be released by a private agreement.

c.            Nothing in this agreement prevents employee from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the EEOC, SEC, NLRB, DOL, or any other governmental agency; but as to all of the claims that employee has released as provided in this agreement, employee is waiving his right to receive any individual relief in any such investigation or proceeding.

d.            Nothing in this agreement prevents employee from (a) providing truthful testimony in any legal proceeding to which he is a party, (b) providing truthful testimony or information if he is legally compelled or required to do so, (c) providing truthful information in any charge or complaint with the EEOC, SEC, NLRB, DOL or other governmental agency, or (d) providing truthful information in the course of participating in an investigation or proceeding conducted by the EEOC, SEC, NLRB, DOL, or any other governmental agency.

e.            Nothing in this agreement prevents employee from taking any action to challenge the knowing and voluntary nature of this agreement under the Older Workers Benefit Protection Act (OWBPA). This includes, without limitation, that this agreement does not prevent employee from filing or pursuing a charge of discrimination, lawsuit or arbitration to the extent it is brought under the federal Age Discrimination in Employment Act of 1967 (ADEA) and challenges the knowing and voluntary nature of this agreement under the OWBPA. Further, nothing in this agreement shall cause employee to be liable for damages, attorneys’ fees, costs or disbursements in connection with any such charge of discrimination, lawsuit or arbitration to the extent it is so brought. However, if this agreement is found to be knowing and voluntary under the OWBPA, employee’s release and waiver of claims under the ADEA, as provided in this agreement, shall be fully effective.

8. Employee agrees to abide by Sections 4, 5, 6.2 and 6.3 of the Amended and Restated Employment Agreement into which he entered with the Company on January 1, 2014 (the “Employment Agreement”), in addition to any other sections of the Employment Agreement which expressly survive the termination of Employee’s employment with the Company, subject to Section 7 above (Rights Not Waived).

9. Cooperation Regarding Other Claims. If any claim is asserted by or against the Company as to which Employee has relevant knowledge, Employee will reasonably cooperate with the Company in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by the Company, subject to Section 7 above (Rights Not Waived).

10. This Agreement is not an admission by the Company of any liability.  The Company specifically denies and disclaims any discrimination or injury to any person.

11. The parties agree that this Agreement may not be introduced in any proceeding, except to establish the settlement and release, the breach of this Agreement, or as may be required by law or judicial directive.

12. Employee agrees not to directly or indirectly take, support, encourage or participate in any activity or attempted activity which in any way would disparage the Company, its parents, subsidiaries and affiliated entities subject to Section 7 above (Rights Not Waived).  Employee agrees not to write or speak about the Company, its parents, subsidiaries and affiliated entities in negative terms subject to Section 7 above (Rights Not Waived).

13. Employee agrees that Employee will not disclose the existence or terms of this Agreement except to his immediate family, tax advisor and attorney, federal or state taxing authorities, or as compelled by court process and subject to Section 7 above (Rights Not Waived).

14. This Agreement contains the complete understanding of the parties.  No other promises or agreements shall be binding or shall modify this Agreement unless reduced to writing and signed by the parties hereto or counsel for the parties.

15. This Agreement shall be governed by New York law without regard to conflicts of laws principles, and any action to enforce this Agreement must be brought and heard in a court within the State of New York.  The parties to this Agreement consent to personal jurisdiction in New York in any action commenced to enforce its terms.

16. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

17. Employee shall not institute nor be represented as a party in any lawsuit, claim, complaint or other proceeding against or involving the Company, its parents, subsidiaries or affiliated entities based on Employee’s employment with the Company or upon any act or omission occurring up to and including the date this Agreement is fully executed, whether as an individual or class action, under any federal, state or local laws, rules, regulations or any other basis.  Further, Employee shall not seek or accept any award or settlement from any such source or proceeding (not including unemployment insurance proceedings).  In the event that Employee institutes, is a knowing participant, or is a willing member of a class that institutes any such action, Employee’s claims shall be dismissed or class membership terminated with prejudice immediately upon presentation of this Agreement.  This Agreement does not affect Employee’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), SEC, NLRB, DOL or other similar Federal, state or local agency, or to participate in any investigation conducted by the EEOC, SEC, NLRB, DOL or other similar Federal, state or local agency, but Employee acknowledges that he is not entitled to any other monies other than those payments described in this Agreement except where such a waiver of individual relief is prohibited.

18. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“409A”).  Employer shall undertake to administer, interpret and construe the provisions of the Agreement in a manner that does not result in the imposition of any additional tax, penalty or interest under 409A.

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19. Employee warrants that he is fully competent to enter into this Agreement and Employee acknowledges that he has been afforded the opportunity to review this Agreement with his attorney for at least twenty-one (21) days, that Employee is advised and has been advised to consult with an attorney of his choice before signing this Agreement, that Employee has consulted with his attorney prior to executing this Agreement, that Employee has read and understands this Agreement and that Employee has signed this Agreement freely and voluntarily.  Further, Employee understands that he has the opportunity to revoke such Agreement within seven (7) days of signing it (“Revocation Period”).  Employee understands that if he does revoke this Agreement, Employee must notify the Company in writing within seven (7) days of signing this Agreement and must return any amount he has received hereunder in such event.

20. No Reliance. Employee acknowledges that he has had the opportunity to conduct an investigation into the facts and evidence relevant to his decision to sign this agreement. Employee acknowledges that, in deciding to enter into this agreement, he has not relied on any promise, representation, or other information not contained in this agreement, and also has not relied on any expectation that the Company has disclosed all material facts to him. By entering into this agreement, he is assuming all risks that he may be mistaken as to the true facts, that he may have been led to an incorrect understanding of the true facts, and/or that facts material to his decision to sign this agreement may have been withheld from him. He will have no claim to rescind this agreement on the basis of any alleged mistake, misrepresentation, or failure to disclose any fact. None of the foregoing, however, will affect employee’s right to challenge the validity of this agreement under the Older Worker Benefit Protection Act (OWBPA).

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.   To signify the parties’ agreement to the terms of this Agreement, the parties have executed this Agreement on the date set forth opposite their signatures which appear below.

PAUL C. CAMPBELL	EMAGIN CORPORATION

/s/ Paul C. Campbell	By:	/s/ Andrew G. Sculley
	Title:	Andrew G. Sculley, President and CEO

Date: September 16, 2015	Date: September 16, 2015

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ANNEX A

Additional Compensation

(Pursuant to Section 3 of the Separation Agreement and General Release to which this Annex is a part)

The Company agrees to pay the Employee the following amount:	$167,500.00, minus normal withholdings and deductions

The Company agrees to pay the above amount as follows:	June 30, 2016.